Exhibit 10.2

CONFIDENTIAL
June 10, 2014

BioFuel Energy Corp.
1600 Broadway, Suite 2200
Denver, Colorado 80202
Attention:  General Counsel

BioFuel Energy Corp.
$150,000,000 Term Loan Facility
Commitment Letter

Ladies and Gentlemen:

You have advised one or more funds and accounts managed by Greenlight Capital, Inc. and its affiliates (collectively, “Greenlight” or the “Initial Lender”) that you intend to acquire (the “Acquisition”) the equity interests of the entities on Schedule I hereto and their direct and indirect subsidiaries (collectively, “JBGL”) from persons previously disclosed to us (the “Sellers”), and to consummate the other Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to such term in the Summary of Principal Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”)).

You have further advised us that, in connection therewith, subject to the conditions set forth herein, BioFuel Energy Corp. (“the Borrower”) will obtain a secured term loan (the “Facility”) described in the Term Sheet, in an aggregate principal amount of up to $150,000,000 (subject to increase as described in the Term Sheet).

1.           Commitment.

In connection with the foregoing, Greenlight is pleased to advise you of its commitment to provide 100% of the principal amount of the Facility, upon the terms and subject to the conditions set forth in this commitment letter (including the Term Sheet and other attachments hereto, this “Commitment Letter”).  Notwithstanding any other provision of this Commitment Letter to the contrary and notwithstanding any assignment by Greenlight pursuant to Section 4 of this Commitment Letter, (i) Greenlight shall not be relieved or novated from its obligations under this Commitment Letter (including its obligation to fund the Facility on the Closing Date on the terms and conditions hereof pursuant to this Section 1) in connection with any assignment or participation of the Facility until the initial funding of the Facility on the Closing Date and (ii) Greenlight shall retain exclusive control over all rights and obligations with respect to its commitment in respect of the Facility, including all rights with respect to consents, modifications, supplements and amendments, until the Closing Date has occurred.

BioFuel Energy Corp.
June 10, 2014

2.           Conditions Precedent.

The Initial Lender’s commitment hereunder is subject to (a) the negotiation, execution and delivery of definitive documentation with respect to the Facility consistent herewith, consistent with the description of such definitive documentation in the “Definitive Documentation” section of the Term Sheet and otherwise reasonably satisfactory to each of us and you, (b) the consummation of the Acquisition simultaneously or substantively simultaneously with the closing under the Facility in accordance with applicable law and on the terms described in the Term Sheet and the Transaction Agreement, (c) the consummation of the Rights Offering (together with the proceeds from any Incremental Financing) in at least an amount specified in the Transaction Agreement, and (d) the condition that, after giving effect to the Transactions, the Borrower and its subsidiaries shall have outstanding no indebtedness, liens securing indebtedness or preferred stock, other than (i) the loans and other extensions of credit under the Facility, (ii) the indebtedness and liens of JBGL and its subsidiaries listed on Section 2.15(a)(iii) of the disclosure schedules to the Transaction Agreement, (iii) indebtedness and liens of JBGL and its subsidiaries expressly permitted to be incurred after the date hereof under the Transaction Agreement and any other indebtedness and liens of JBGL and its subsidiaries existing on the date of the Transaction Agreement not in excess of $250,000 individually and (iv) other limited indebtedness and liens to be agreed upon.  Each of the parties hereto agrees that the foregoing conditions and those set forth in the “Conditions Precedent to Borrowing” section of the Term Sheet are the only conditions to the Initial Lender’s commitment to fund the Facility on the Closing Date on the terms and conditions hereof.

Notwithstanding any other provision of this Commitment Letter, it is understood and agreed that (A) other than with respect to any UCC Filing Collateral or Possessory Collateral (each as defined below), to the extent that any Collateral cannot be delivered, or a security interest therein cannot be perfected, on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of, or perfection of a security interest in, such Collateral shall not constitute a condition precedent to the availability of the Facility on the Closing Date, but such Collateral shall instead be required to be delivered, or a security interest therein perfected, after the Closing Date pursuant to arrangements and timing to be mutually agreed by the parties hereto acting reasonably, (B) with respect to perfection of security interests in UCC Filing Collateral, your sole obligation shall be to deliver, or cause to be delivered, necessary UCC financing statements to the Agent and to irrevocably authorize and to cause the applicable Guarantor to irrevocably authorize the Agent to file such UCC financing statements and (C) with respect to perfection of security interests in Possessory Collateral, your sole obligation shall be to deliver to the Agent Possessory Collateral together with undated powers executed in blank (which obligation, in the case of Possessory Collateral representing capital stock of any of the entities on Schedule I hereto or any of their direct and indirect subsidiaries, shall be limited to only such Possessory Collateral delivered to you by JBGL prior to the Closing Date).  For purposes hereof, (1) “UCC Filing Collateral” means Collateral consisting of assets of the Borrower, the entities listed on Schedule I hereto and their respective subsidiaries for which a security interest can be perfected by filing a Uniform Commercial Code financing statement and (2) “Possessory Collateral” means Collateral consisting of the stock certificates representing capital stock of the subsidiaries of the Borrower and of the entities on Schedule I hereto and their direct and indirect subsidiaries, in each case, required to be delivered as Collateral pursuant to the Term Sheet. This paragraph and the provisions herein shall be referred to as the “Certain Funds Provisions”.

BioFuel Energy Corp.
June 10, 2014

3.           Expenses.

You agree, if the Closing Date occurs,  to reimburse the Initial Lender from time to time, upon presentation of a reasonably detailed summary statement, for all reasonable documented fees, disbursements and other charges of one outside counsel (and if reasonably necessary, of one local counsel in any relevant jurisdiction)) in an amount not to exceed $500,000, in each case, incurred in connection with the Facility and the preparation, negotiation and enforcement of this Commitment Letter, the definitive documentation for the Facility and any ancillary documents or security arrangements in connection therewith.

4.           Assignments; Amendments; Governing Law, Etc.

This Commitment Letter shall not be assignable by you without the prior written consent of each other party hereto (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto, and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.  The Initial Lender may assign its commitment hereunder (subject to the provisions set forth in this Commitment Letter) to one or more prospective lenders.  This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of us and you.  This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.  Section headings used herein are for convenience of reference only, are not part of this Commitment Letter and are not to affect the construction of, or to be taken into consideration in interpreting, this Commitment Letter.  This Commitment Letter supersedes all prior understandings, whether written or oral, between us with respect to the Facility.  THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Please note that the Initial Lender and its affiliates do not provide tax, accounting or legal advice.  Notwithstanding any other provision herein, this Commitment Letter does not limit the disclosure of any tax strategies.

5.           Jurisdiction.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, and agrees that all claims in respect of any such action or proceeding may be heard and determined only in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court, and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. You and we agree that service of any process, summons, notice or document by registered mail addressed to you or us shall be effective service of process for any suit, action or proceeding brought in any such court.

BioFuel Energy Corp.
June 10, 2014

6.           Waiver of Jury Trial.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

7.           Surviving Provisions.

The reimbursement, jurisdiction, governing law, service of process, venue and waiver of jury trial provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lender’s commitment hereunder.

8.           PATRIOT Act Notification.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each lender is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name, address, tax identification number and other information regarding the Borrower and the Guarantors that will allow such lender to identify the Borrower and the Guarantors in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to each lender under the Facility.

BioFuel Energy Corp.
June 10, 2014

9.           Acceptance and Termination.

If the foregoing correctly sets forth our agreement with you, please indicate your acceptance of the terms of this Commitment Letter by returning to us executed counterparts hereof.  The Initial Lender’s commitment hereunder will expire automatically and without further action or notice and without further obligation to you at such time in the event that we have not received such executed counterparts in accordance with the immediately preceding sentence.  In the event that (i) the Closing Date does not occur on or before November 4, 2014, (ii) the Transaction Agreement is validly terminated without the consummation of the Acquisition having occurred or (iii) the closing of the Acquisition occurs without the use of the Facility, then this Commitment Letter and the Initial Lender’s commitment hereunder shall automatically terminate without further action or notice and without further obligation to you unless each of us shall, in our discretion, agree to an extension.

[Remainder of this page intentionally left blank]

We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours, Greenlight Capital, Inc., on behalf of its affiliated funds and managed accounts

By:	/s/ Daniel Roitman / Harry Brandler
Name: Daniel Roitman / Harry Brandler
Title: COO / CFO

[Signature Page To Commitment Letter]

Accepted and agreed to as of the date first above written:
BIOFUEL ENERGY CORP.
By:	/s/ Scott H. Pearce
Name: Scott H. Pearce
Title: President & CEO

[Signature Page To Commitment Letter]

Schedule I

JBGL Entities To Be Acquired

JBGL Exchange, LLC

JBGL Willow Crest, LLC

JBGL Hawthorne, LLC

JBGL Inwood, LLC

JBGL Chateau, LLC

JBGL Castle Pines, LP

JBGL Castle Pines Management, LLC

JBGL Lakeside, LLC

JBGL Mustang, LLC

JBGL Kittyhawk, LLC

JBGL Builder Finance, LLC

Schedule I-1

EXHIBIT A

BioFuel Energy Corp.
$150,000,000 Term Loan Facility
Summary of Principal Terms and Conditions

Borrower:
BioFuel Energy Corp. (the “Company” or the “Borrower”).  As a result of the Transaction described below, the Company will own, directly or indirectly, 100% of the equity interests of the entities on Schedule I to the Commitment Letter and their direct and indirect subsidiaries (collectively, “JBGL”).

Transactions:
The Company intends to acquire (the “Acquisition”) equity interests of JBGL pursuant to a Transaction Agreement (including all exhibits and schedules thereto, the “Transaction Agreement”). In connection with the Acquisition, (a) prior to and contingent upon the closing of the Acquisition, the Company will consummate the Rights Offering (as defined in the Transaction Agreement) (the “Rights Offering”), (b) as part of the Acquisition, the Company will issue shares of common stock (the “Equity Issuance”) to the Sellers as the Equity Consideration (as defined in the Transaction Agreement), (c) the Company will obtain the Facility (as defined below) and (d) fees and expenses incurred in connection with the foregoing (collectively, the “Transaction Costs”) will be paid.  The transactions described in this paragraph are collectively referred to herein as the “Transactions”.

Initial Lender:	One or more funds and accounts managed by Greenlight Capital, Inc. (“Greenlight” or the “Initial Lender”)
Agent:	A Greenlight affiliate will act as sole administrative agent and collateral agent (collectively, in such capacities, the “Agent”), and will perform the duties customarily associated with such roles.
Definitive Documentation:
The definitive documentation for the term loan facility described herein (the “Facility”) shall be based upon the Loan Agreement, dated September 24, 2010, by and among the Company, the lenders listed as lenders on Schedule 1.1(a) attached thereto and Greenlight APE, LLC, as administrative agent for the lenders, and will include changes in form and substance reasonably satisfactory to the Borrower and the Initial Lenders by taking into account the terms set forth in the Commitment Letter, differences as to the types of facility contemplated therein and the Facility, and differences related to the Company, JBGL, their subsidiaries and their businesses, as well as the Transactions, and modifications will be made to reflect changes in law or accounting standards.

Ex. A-1

Facility:
A senior secured term loan (“Loan” or “Loans”) in an aggregate principal amount of up to $150,000,000 plus, if necessary, the Incremental Financing; provided, however, that no more than the Maximum Draw Amount (as defined below) shall be available.  As used herein, “Incremental Financing” means an amount equal to $70,000,000 minus the amount of (i) the cash proceeds from the Rights Offering (including any proceeds from backstop commitments with respect thereto) and (ii) the concurrent sale of common stock of the Borrower to holders of the LLC Units (as defined in the Transaction Agreement); provided, however, that, if (x) the aggregate commitments under the Backstop Agreements (as defined in the Transaction Agreement (but excluding any Backstop Agreements entered into by Greenlight)) plus (y) the aggregate commitments by Greenlight under Section 9(b) of the Voting Agreement (without giving effect to any limitation thereof pursuant to the last sentence of Section 9(b)) equals or exceeds $70,000,000, then the Incremental Financing shall be zero.

Purpose:
The proceeds of the Facility will be used by the Company, on the date of the initial borrowing under the Facility (the “Closing Date”), together with the proceeds of the Rights Offering and Equity Issuance and the Company’s cash on hand, solely (a) to pay the purchase price under the Transaction Agreement, (b) to pay the Transaction Costs and (c) subject to the Working Capital Cap, for general corporate purposes.

Availability:
The Facility must be drawn in a single drawing on the Closing Date and the amount of the borrowing may not exceed (such amount, the “Maximum Draw Amount”) the amount of the Cash Consideration (as defined in the Transaction Agreement) less the amount of the cash proceeds from the Rights Offering (including any backstop commitments with respect thereto) less the amount of cash-on-hand of the Borrower immediately prior to giving effect to the Transactions (but reflecting the Transaction Costs) plus an amount designated by the Initial Lender for general corporate purposes (the “Working Capital Cap”).  Amounts borrowed under the Facility that are repaid or prepaid may not be reborrowed.

Ex. A-2

Interest Rate:
9% per annum from the Closing through the first anniversary of the Closing and 10% per annum thereafter, in each case, payable in cash on a quarterly basis; provided that the Borrower shall have the one-time right to elect to pay up to one year’s cash interest in kind (“PIK”), which PIK payment shall be added to the outstanding principal amount of the Facility and thereafter bear interest in accordance with the terms hereunder.

Default Rate:
Upon and during the continuance of any payment or bankruptcy event of default, overdue principal, interest, fees and other overdue amounts shall bear interest at the applicable interest rate plus 2.0% per annum.

Final Maturity:	The Facility will mature on the date that is five (5) years after the Closing Date.
Amortization:	None.
Guarantees:
All obligations of the Borrower under the Facility will be unconditionally guaranteed (the “Guarantees”) by each existing and subsequently acquired or organized domestic subsidiary of the Company, including, without limitation, the entities listed on Schedule I to the Commitment Letter and their existing and subsequently acquired or organized domestic subsidiaries (the “Guarantors”); provided, however, that no guarantee shall be required if (x) such guarantee is prohibited or restricted by applicable law or by contract existing on the Closing Date (including, for the avoidance of doubt, any governing document of any entity not wholly owned by the Borrower after the closing of the Transactions), including any requirement to obtain the consent of any governmental authority or third party, unless such consent has been obtained, (y) such guarantee would result in adverse tax consequences or (z) the parties reasonably determine that the cost of obtaining such guarantee is excessive in relation to the value of the guarantee to be provided thereby.

Security:
Subject to the Certain Funds Provisions, the Facility and the Guarantees will be secured by (collectively, the “Collateral”) (1) a first priority lien on substantially all the owned assets of the Borrower and each Guarantor (other than the assets described in clause (2) below), whether owned on the Closing Date or thereafter acquired, including, but not limited to: (a) a perfected pledge of all the equity interests held by the Borrower or any Guarantor and (b) perfected security interests in, and mortgages on, substantially all owned tangible and intangible assets of the Borrower and each Guarantor and (2) a second priority lien on the assets of any Guarantor that are subject to valid and perfected liens in existence immediately prior to the Acquisition or any renewal or replacement thereof or substitution therefor (the “Target Existing Liens”) securing indebtedness of JBGL and any of its subsidiaries in existence immediately prior to the Acquisition or any refinancing thereof (the “Target Existing Indebtedness”) to the extent such second priority lien is permitted by the documents governing such Target Existing Liens and Target Existing Indebtedness or otherwise consented to by the requisite holder(s) thereof, subject, in the case of each of clauses (1) and (2), to exclusions for (x) pledges and security interests with respect to which the parties reasonably determine that the costs of obtaining are excessive in relation to the value of the security to be afforded thereby, (y) pledges and security interests prohibited or restricted by applicable law or by contract existing on the Closing Date (including, for the avoidance of doubt, any governing document of any entity not wholly owned by the Borrower after the closing of the Transactions), including any requirement to obtain the consent of any governmental authority or third party, unless such consent has been obtained, and (z) permitted liens and certain other customary exceptions.

Notwithstanding anything to the contrary, the Collateral shall exclude the following:  (A)(i) any immaterial fee-owned real property and any leasehold interest; (ii) motor vehicles and other assets subject to certificates of title; and (iii) any assets to the extent a security interest in such assets would result in adverse tax consequences.

Ex. A-3

Mandatory Prepayments:
100% of the net cash proceeds from (i) the issuance or incurrence of debt of Borrower or any of its subsidiaries (other than permitted debt) and (ii) the issuance of any equity interests of Borrower, shall be applied to prepay the loans under the Facility, subject to customary and other exceptions to be agreed upon.

Notwithstanding the foregoing, each lender under the Facility shall have the right to reject its pro rata share of any mandatory prepayments described above, in which case the amounts so rejected may be retained by the Borrower.

Voluntary Prepayments:	Voluntary prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed upon.

Ex. A-4

Call Premium:
In connection with any prepayments of the loans under the Facility prior to the second anniversary of the Closing Date, the Borrower will be subject to a prepayment premium of 1.0% of the principal amount of any portion of the Facility prepaid.

Representations and Warranties:
The following representations and warranties will apply, subject to customary and other exceptions and qualifications to be agreed upon: organization, existence and power; authorization; execution and delivery; enforceability; no conflict with charter documents or applicable law; Federal Reserve Margin regulations; PATRIOT Act and other similar money laundering or anti-terrorism laws; OFAC, FCPA; the Investment Company Act; solvency on a consolidated basis; and, subject to the Certain Funds Provisions, validity, priority and perfection of security interests in the Collateral.

Conditions Precedent to Borrowing:
Limited to the following: delivery of reasonably satisfactory customary legal opinion of counsel for the Company, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act, corporate documents and officers’ and public officials’ certifications for the Borrower and the Guarantors; subject to the Certain Funds Provisions, perfected security interests in the Collateral (free and clear of all liens, subject to customary and other permitted liens); customary insurance certificates and endorsements; execution of the Guarantees, which shall be in full force and effect; evidence of authority for the Borrower and the Guarantors; payment of fees and expenses; accuracy in all material respects of the representations and warranties described in the “Representations and Warranties” section of this Term Sheet; accuracy of the representations and warranties in the Transaction Agreement made by or with respect to the entities listed on Schedule I to the Commitment Letter and their direct and indirect subsidiaries (the “Transaction Agreement Representations”); provided, however, that the only Transaction Agreement Representations, the accuracy of which shall be a condition to the funding of the Facility on the Closing Date, shall be such of the Transaction Agreement Representations as are material to the interests of the lenders, but only to the extent that the Company has the right to terminate its obligations under the Transaction Agreement or to decline to consummate the Transactions as a result of an inaccuracy of one or more of such Transaction Agreement Representations.

The initial borrowing under the Facility will also be subject to the applicable conditions precedent set forth in the Commitment Letter.

Ex. A-5

Affirmative Covenants:
The following affirmative covenants will apply (to be applicable to the Company and its subsidiaries), subject to customary and other baskets, exceptions and qualifications to be agreed upon: maintenance of corporate existence and rights; performance and payment of obligations; delivery of consolidated financial statements (accompanied by an audit opinion from nationally recognized auditors that is not subject to any qualification as to “going concern” or the scope of such audit and customary MD&A), an annual budget and other information of Borrower, including information required under the PATRIOT Act; delivery of notices of default, material litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of books and records; maintenance of customary insurance; compliance with laws; inspection of books and properties; environmental; additional guarantors; additional real estate assets; leases; additional collateral; further assurances in respect of collateral matters; use of proceeds; and payment of taxes.

Negative Covenants:	The following negative covenants will apply (to be applicable to the Company and its subsidiaries), subject to customary exceptions and qualifications to be agreed upon:
	1.	Limitation on dispositions of assets outside the ordinary course of business and changes of business and ownership.
	2.	Limitation on mergers and acquisitions.
	3.	Limitations on dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt.
4.
Limitation on indebtedness (including guarantees and other contingent obligations) and preferred stock with exceptions for the Target Existing Indebtedness and other debt incurrence capacity to be agreed.

	5.	Limitation on liens and further negative pledges with exceptions for the Target Existing Liens and other lien incurrence capacity to be agreed.

Ex. A-6

	6.	Limitation on transactions with affiliates.
	7.	Limitation on changes in the business of the Company and its subsidiaries.
	8.	Limitation on restrictions of subsidiaries to pay dividends or make distributions.
	9.	Limitation on amendments to subordinated debt.
Financial Covenants:	A minimum fixed charge coverage ratio at levels to be agreed.
Events of Default:
Subject to customary and other thresholds and grace periods to be agreed upon: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross default and cross acceleration; bankruptcy and similar events; material judgments; ERISA events; actual or asserted invalidity of guarantees or security documents in each case representing a material portion of the guarantees or the collateral; and change of control.

Assignments and Participations:	The lenders will be permitted to assign loans and commitments and make participations under the Facility without the consent of the Borrower.
Expenses and Indemnification:
The Borrower will indemnify the Agent, the lenders and their respective affiliates, successors and assigns and the officers, directors, employees, agents, advisors, controlling persons and members of each of the foregoing (each, an “Indemnified Person”) and hold them harmless from and against all reasonable documented out-of-pocket costs, expenses (including reasonable fees, disbursements and other charges of one outside counsel (and, if reasonably necessary, of one local counsel in any relevant jurisdiction) and liabilities of such Indemnified Person arising out of or relating to any claim, actions, suits, inquiries, or any litigation or other proceeding (regardless of whether such Indemnified Person is a party thereto and regardless of whether such matter is initiated by the Company or any of its affiliates) that relates to the Facility; provided that no Indemnified Person will be indemnified for any cost, expense or liability (i) to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from its bad faith, gross negligence or willful misconduct (or the bad faith, gross negligence or willful misconduct of its affiliates or controlling persons or their respective directors, officers, employees, partners, advisors agents or other representatives), (ii) arising from a material breach of any obligation of such Indemnified Person, the lenders or the Agent under the definitive loan documentation or (iii) arising from disputes solely among Indemnified Persons and not arising out of any act or omission of the Company or any of its affiliates.  In addition, all reasonable, documented out-of-pocket expenses (including, without limitation, fees, disbursements and other charges of counsel) of the Agent and the lenders with respect to the Facility will in each case be paid by the Borrower.

Ex. A-7

Governing Law and Forum:
New York; provided, however, that Delaware law shall govern any determination with respect to the accuracy of any Transaction Agreement Representation and with respect to whether, as a result of any inaccuracy thereof, the Company has the right to terminate its obligations (or to decline to consummate the Transactions) under the Transaction Agreement.

Counsel to Initial Lender:	Akin Gump Strauss Hauer & Feld LLP.

Ex. A-8